500 3rd Street San Francisco, Ca 94107

FOR IMMEDIATE RELEASE

GOFISH TO REVIEW TRADING ACTIVITY IN ITS COMMON STOCK

SAN FRANCISCO - February 23, 2007 - GoFish Corporation (OTCBB: GOFH) today announced it has opened an inquiry into improper sales of the company’s common stock in accounts controlled by Louis Zehil, a former partner of McGuireWoods, the law firm that represented GoFish in a private offering of the company’s stock in October 2006.

Two private financial entities controlled by Mr. Zehil purchased a total of 3 million shares of common stock as part of a private placement transaction October 31, 2006. The offering was exempt from securities registration, and the shares were restricted from being sold in the public market unless in compliance with federal and applicable state securities laws.

The company has learned that 1.5 million shares were sold in the public markets at the direction of Mr. Zehil between October 31, 2006 and early February, 2007. It is believed that Mr. Zehil purposely and improperly caused the stock certificates representing these shares to be issued without restrictive legends, and then directed that the shares be sold. The company has been advised that measures have been taken to prevent further transfers of the remaining approximately 1.5 million shares of GoFish stock still held by Mr. Zehil’s two entities.  GoFish was not aware of and was not involved in Mr. Zehil’s actions.

This matter has been reported to the Securities and Exchange Commission and GoFish is working with its advisors to take other action as may be appropriate. As of February 20, 2007, GoFish had outstanding approximately 24,178,618 shares of common stock.

About GoFish Corporation
GoFish Corporation, (OTCBB: GOFH) headquartered in San Francisco, is a leading consumer online video destination that, in two years, has grown to deliver millions of videos per month to a rapidly growing audience of enthusiasts. An early entrant into the user-generated video sector and the first publicly-traded company in the space, GoFish is a place on the web where millions of people come to upload, share and watch their favorite videos from around the world. For more information about the company, go to www.gofish.com.

GoFish Contacts
Media:
Nils Erdmann, GoFish Corporation, 415-738-8705, nils@gofish.com
Tom Sarris, GoFish Corporation, 415-738-8705, tom@gofish.com

Investors:
Joann Horne, Market Street Partners, 415-445-3233, joann@marketstreetpartners.com
Nate Wright, Market Street Partners 415-445-3239, nate@marketstreetpartners.com

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